Registration Statement No. 333-66407

Registration Statement No. 333-134877

Registration Statement No. 333-155220

Registration Statement No. 333-162951

Registration Statement No. 333-190832

Registration Statement No. 333-207962

As filed with the Securities and Exchange Commission on August 26, 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-66407

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-134877

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-155220

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-162951

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-190832

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-207962

UNDER

THE SECURITIES ACT OF 1933

QLOGIC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	94-0537669
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

26650 Aliso Viejo Parkway

Aliso Viejo, California 92656

(Address of Principal Executive Offices) (Zip Code)

QLOGIC CORPORATION 2005 PERFORMANCE INCENTIVE PLAN

QLOGIC CORPORATION 1998 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Vincent Pangrazio

President

QLogic Corporation

2315 N. First Street

San Jose, California 95131

(408) 943-7100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Arthur Chadwick Vice President of Finance & Administration and Chief Financial Officer, Cavium, Inc. 2315 N. First Street San Jose, California 95131 (408) 943-7100	Kenton J. King, Esq. Michael J. Mies, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue Palo Alto, California 94301 (650) 470-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by QLogic Corporation, a Delaware corporation (the “Registrant”), to withdraw from registration any and all securities of the Registrant registered thereunder (the “Securities”) which have not been sold under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement on Form S-8 (No. 333-66407), pertaining to the registration of 300,000 shares of the Registrant’s common stock, $0.10 par value per share, issuable under the 1998 Employee Stock Purchase Plan, as amended, which was filed with the Commission on October 30, 1998 and amended on November 13, 2015.

•	Registration Statement on Form S-8 (No. 333-134877), pertaining to the registration of 17,231,401 shares of the Registrant’s common stock, $.001 par value per share, issuable under the 2005 Performance Incentive Plan, as amended, which was filed with the Commission on June 9, 2006 and amended on August 23, 2013.

•	Registration Statement on Form S-8 (No. 333-155220), pertaining to the registration of 8,339,911 shares of the Registrant’s common stock, $.001 par value per share (“Shares”), issuable under the 2005 Performance Incentive Plan, as amended, or 1998 Employee Stock Purchase Plan, as amended, which was filed with the Commission on November 7, 2008.

•	Registration Statement on Form S-8 (No. 333-162951 ), pertaining to the registration of 8,296,941 Shares, issuable under the 2005 Performance Incentive Plan, as amended, which was filed with the Commission on November 6, 2009.

•	Registration Statement on Form S-8 (No. 333-190832), pertaining to the registration of 3,000,000 Shares, issuable under the 1998 Employee Stock Purchase Plan, as amended, which was filed with the Commission on August 27, 2013.

•	Registration Statement on Form S-8 (No. 333-207962), pertaining to the registration of 11,250,492 Shares, issuable under the 2005 Performance Incentive Plan, as amended, or 1998 Employee Stock Purchase Plan, as amended, which was filed with the Commission on November 12, 2015.

Pursuant to the Agreement and Plan of Merger, dated as of June 15, 2016 (the “Merger Agreement”), by and among Cavium, Inc., a Delaware corporation (“Cavium”), Quasar Acquisition Corp., a Delaware corporation and direct wholly owned subsidiary of Cavium (the “Offeror”) and the Registrant, the Offeror was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of Cavium. The Merger became effective on August 16, 2016.

In connection with the closing of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Securities registered under the Registration Statements but not sold under the Registration Statements, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on August 26, 2016.

QLogic Corporation

By:	/s/ Vincent Pangrazio
Name:	Vincent Pangrazio
Title:	President

Note: No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.